Exhibit 99. (a) (1)(iii)

Letter of Transmittal
To Tender Shares of Common Stock
of
DECISIONPOINT SYSTEMS, INC.

in exchange for shares of

COMAMTECH INC.

Pursuant to Comamtech’s Offer to Exchange dated January 28, 2011 by

2259736 ONTARIO INC.

a wholly-owned subsidiary of

COMAMTECH INC.

THIS OFFER AND ALL WITHDRAWAL RIGHTS WILL EXPIRE ON
MONDAY, FEBRUARY 28, 2011
AT 5:00 PM EASTERN STANDARD TIME,
UNLESS THE OFFER IS EXTENDED.

SHAREHOLDERS OF DECISIONPOINT SYSTEMS, INC.
SHOULD NOT TENDER ANY CERTIFICATES AT THIS TIME.
ADDITIONAL INFORMATION REGARDING THE TENDERING OF CERTIFICATES WILL BE SENT TO SHAREHOLDERS OF DECISIONPOINT SYSTEMS, INC.

An Executed copy of this Letter of Transmittal should be mailed or faxed to:

Comamtech Inc.
c/o Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, NY, 10005
Fax: (212)-509-9559

                  Please execute this Letter of Transmittal in the appropriate space provided therefor below. The instructions set forth in this Letter of Transmittal should be read carefully before this Letter of Transmittal is completed.

The Offer (as defined below) is not being made to shareholders in any jurisdiction where it would be illegal to do so.

                   This Letter of Transmittal is to be used by shareholders of DecisionPoint Systems, Inc. to indicate their intent to tender shares pursuant to the Offer.

Please do not send your Certificates at this time.  Additional information regarding the tendering of Certificates will be sent to shareholders of DecisionPoint Systems, Inc.

This is a non-cash exchange offer (the “Offer”) by 2259736 Ontario Inc. (referred to herein as the “Offeror” and “MergerCo”), a wholly-owned subsidiary of Comamtech Inc. (“Comamtech”), for all outstanding shares of common stock and other securities of DecisionPoint Systems, Inc. (“DecisionPoint”), in exchange for shares of common stock and other securities of Comamtech.  The Offer is to be commenced pursuant to the Arrangement Agreement, dated October 20, 2010, by and among Comamtech, the Offeror and DecisionPoint, as amended on December 23, 2010 (collectively, the “Arrangement Agreement”), and the Plan of Arrangement among DecisionPoint, Comamtech and the Offeror (the “Plan of Arrangement”) and incorporated by reference herein. Copies of all such documents, and the Offer to Exchange and Management Information Circular are available upon request without charge by writing to Comamtech at 333 Bay Street, Suite 2400, Bay Adelaide Centre, Box 20, Toronto, Ontario M5H 2T6, or by calling Comamtech at 418-454-5096.

In summary, subject to satisfaction of all conditions pertaining to the Offer and subject to completion of the Plan of Arrangement, upon acceptance of the Offer by the shareholders of DecisionPoint and applicable closings thereafter, the following exchange transaction and reverse merger will occur, whereby:

(a)
The former DecisionPoint Shareholders will hold approximately 68.4% of the issued and outstanding Comamtech Shares on a fully diluted in-the-money basis, and 100% of the issued and outstanding Comamtech Preferred Shares.

(b)
The current management of DecisionPoint will take control of the management and operations of Comamtech.  Two current Comamtech directors, Marc Ferland and Lawrence Yelin will serve with five DecisionPoint directors on the Board of Directors of Comamtech.

(c)	DecisionPoint will continue to operate as a wholly owned subsidiary of Comamtech.

As described in further detail in the Offer to Exchange, the terms of Offer provide that in the event of consummation of the Arrangement and upon completion of the Plan of Arrangement, each whole DecisionPoint Share shall be converted into and each holder of DecisionPoint Shares shall be entitled to receive, 0.125 of a Comamtech Share for each whole DecisionPoint Share (the “Exchange Ratio”).  Each whole DecisionPoint Preferred Share outstanding immediately prior to the Effective Date shall be converted into and each holder of DecisionPoint Preferred Shares shall be entitled to receive 0.125 of a Comamtech Preferred Share for each whole DecisionPoint Preferred Share with former holders of DecisionPoint Preferred Shares receiving not more than 362,500 Comamtech Preferred Shares.

As described in the Management Information Circular (the “Management Information Circular”) incorporated by reference into this Letter of Transmittal, the Plan of Arrangement provides for the amalgamation of DecisionPoint with the Offeror. In consideration for the amalgamation, shareholders of DecisionPoint will exchange all of their shares of DecisionPoint into common shares of Comamtech, except that DecisionPoint shareholders holding DecisionPoint preferred shares will exchange such shares for preferred shares of Comamtech, which in turn, shall be convertible into common shares of Comamtech.

In addition, DecisionPoint’s outstanding options and warrants to purchase DecisionPoint’s existing common shares under DecisionPoint’s existing stock option plans and outstanding warrant agreements will be exchanged for equivalent options and warrants to purchase common shares of Comamtech.

Completion of this arrangement (the “Arrangement”) will be subject to certain customary conditions, including approval of the Arrangement by not less than 66 2/3 percent of the votes cast at a special meeting of the shareholders of Comamtech (the “Special Meeting”). The shareholders of Comamtech will be asked, at the special meeting, to approve the continuance of Comamtech under the General Corporation Law of the State of Delaware.

The completion of the Arrangement is also subject to (i) court approval by the Ontario Superior Court of Justice (Commercial List) and (ii) the approval of at least 50% of DecisionPoint’s outstanding shares. The failure to occur of any of these conditions, as well as others as outlined in the Arrangement Agreement, will result in the termination of the Arrangement Agreement and the Offer.

Each shareholder of DecisionPoint intending to tender their shares should indicate such intention in this Letter of Transmittal.  In the event that (i) the Arrangement receives the required approval of the shareholders of Comamtech at the Special Meeting, and (ii) a Final Order is issued by the Ontario Superior Court of Justice (Commercial List) approving of the Arrangement, DecisionPoint shareholders will be provided with supplemental instructions regarding the procedures for exchanging the DecisionPoint shares for Comamtech shares.  Comamtech will not accept any DecisionPoint Shares prior to Comamtech’s receipt of a Final Order approving the Arrangement.   Any DecisionPoint Shares received prior to such approval shall be held in escrow by Comamtech pending the Final Order.

Terms and Conditions:

By checking that you intend to tender, you hereby agree to the following terms and conditions:

Subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and subject to, and effective upon, acceptance of DecisionPoint Shares validly tendered and not properly withdrawn prior to the Expiration Date in accordance with the terms of the Offer, the undersigned hereby agrees to sell, assign and transfer to or upon the order of Offeror all right, title and interest in and to all shares of DecisionPoint that are to be tendered (and any and all dividends, distributions, rights, other shares or other securities issued or issuable in respect thereof on or after February 28, 2011).

                   The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer any and all shares to be tendered and that, when the same are accepted for payment by Offeror, Offeror will acquire good, marketable and unencumbered title to such DecisionPoint Shares, free and clear of all liens, restrictions, charges and encumbrances, and the same will not be subject to any adverse claims. The undersigned hereby represents and warrants that the undersigned is the registered owner of the DecisionPoint Shares, or the Share Certificate(s) will be endorsed to the undersigned in blank, or the undersigned is a participant in DTC whose name appears on a security position listing as the owner of the DecisionPoint Shares. The undersigned will, upon request, execute and deliver any additional documents deemed by the Offeror to be necessary or desirable to complete the sale, assignment and transfer of any and all DecisionPoint Shares to be tendered.

                   All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned.

The undersigned hereby acknowledges that delivery of any Share Certificate shall be effected, and risk of loss and title to such Share Certificate shall pass, only upon the proper delivery of such Share Certificate to Comamtech.

                   The undersigned understands that the valid tender of DecisionPoint Shares will constitute the undersigned's acceptance of the terms and conditions of the Offer. Offeror's acceptance of such DecisionPoint Shares will constitute a binding agreement between the undersigned and Offeror upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions of any such extension or amendment).

                                   The method of delivery of Share Certificates and all other required documents, including delivery through DTC, is at the election and the risk of the tendering shareholder and the delivery of all such documents will be deemed made (and the risk of loss and title to Share Certificates will pass) only when actually received by Comamtech (including, in the case of Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the expiration of the Offer.

                   The Offeror will not accept any alternative, conditional or contingent tenders.

                   If this Letter of Transmittal is signed by a person other than the registered holder(s) of DecisionPoint Shares tendered hereby, then such Share Certificates for such DecisionPoint Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear(s) on such Share Certificates for such DecisionPoint Shares.

                  If this Letter of Transmittal or any Share Certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other legal entity or other person acting in a fiduciary or representative capacity, then such person should so indicate when signing, and proper evidence satisfactory to Comamtech of the authority of such person so to act must be submitted.

Any DecisionPoint Shareholder intending to tender Shares in the Offer should complete and sign this Letter of Transmittal (or a facsimile thereof) and mail or deliver the Letter of Transmittal and all other required documents to Comamtech counsel:

Comamtech Inc.
c/o Wuersch & Gering LLP
100 Wall Street, 21st Floor
New York, NY, 10005

Fax: (212)-509-9559

ADDITIONAL INFORMATION REGARDING COMAMTECH INC. MAY BE FOUND ON THE U.S. SECURITIES AND EXCHANGE COMMISSION’S EDGAR FILER SYSTEM AT WWW.SEC.GOV.

PLEASE DO NOT SEND YOUR CERTIFICATES AT THIS TIME.
ADDITIONAL INSTRUCTIONS WILL BE MAILED
TO ALL SHAREHOLDERS OF DECISIONPOINT SYSTEMS, INC.

☐ Check here if you  intend to tender your shares of DecisionPoint Systems, Inc.

☐ Check here if you do not intend to tender your shares of DecisionPoint Sytems, Inc.

DESCRIPTION OF DECISIONPOINT SHARES TO BE TENDERED PURSUANT TO FURTHER INSTRUCTIONS

Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank, exactly as name(s) appear(s) on Share Certificate(s))	DecisionPoint Shares to be Tendered (Attach additional signed list, if necessary)

	Share Certificate Number(s)(1)	Total Number of DecisionPoint Shares Represented by Share Certificate(s)(1)	Total Number of DecisionPoint Shares to be Tendered(2)

Total DecisionPoint Shares

(1) Need not be completed by shareholders tendering by book-entry transfer.
(2) Unless a lower number of DecisionPoint Shares to be tendered is otherwise indicated, it will be assumed that all DecisionPoint Shares described above are being tendered.

If signed by an individual:

____________________________
Name:
Date:

If signed by a corporation, limited liability company, partnership or other entity:

Name of entity:_______________________________________________

By:__________________________________________
Name:
Title:
Date: